Proxy Solicitation Script
                                   for
                       Putnam Tax-Free Income Trust


This script provides information to the shareholder and solicits his/her vote by mail.

Putnam:   Good Evening Mr./Ms.          . My name is          and
          I'm calling from Putnam Investments in Boston. I'm calling in regard to the important proxy materials which you should have received for your Trust's shareholders' meeting which will be held in May. This information was mailed to you in early March. The package consisted of a Putnam business envelope with black and red print on the outside of the envelope.
          The words "Important Proxy Material Enclosed   Prompt
          Response Will Save Your Fund Money" were clearly marked on the package. Do you recall receiving it? (Proceed to A or B as applicable).

A         (If the shareholder has received the proxy materials.)

S/H:      Yes.

Putnam: Great, however according to our most recent records, we have not received your proxy ballot which was included in the package. Could you tell me if you have already returned it?

     * If the shareholder received the information, but has not sent it back, continue with: We are calling our shareholders to urge them to read and complete the Proxy ballot enclosed in the package. By promptly doing so, it may save your Trust the cost of an additional mailing.

     *    If the shareholder returned the ballot, continue with:
          Thank you very much for your time, Mr./Ms.          .
          Your vote is very important.

     * If the shareholder threw the ballot away because he/she did not think it was important, proceed to B.

B (If the shareholder has not received the proxy materials.)

S/H:      No.

Putnam: May I confirm your address so that another package can be sent to you? (Confirm address with shareholder.) You will be receiving a duplicate package shortly. We ask only that you read the materials and take a moment to complete and return the proxy ballot. By promptly doing so, it may save your Trust the cost of an additional mailing. If you have any questions in regard to this material, please call us, toll-free, at 1-(800) 225-1581.

Putnam:   Thank you very much for your time, Mr./Ms.         . We
          look forward to receiving your ballot shortly.


          The following information is only to be given if the shareholder would like to know what the proposals are:

Putnam: The 1994 meeting of the shareholders of your Trust will be held on May 5, 1994. Although we would like to have each shareholder attend, we understand this is not always possible. Even if you cannot attend, we need your support on the proposals which will be addressed at the meeting.

S/H:      What are the proposals?

Putnam: The proposals to be acted upon at the meeting are more fully described in the proxy statement. I will be happy to summarize them for you:

          1 ELECTION OF TRUSTEES. All of the nominees have been nominated by the Nominating Committee and are presently Trustees of the Trust.

          2 SELECTION OF AUDITORS. The Trustees have selected Price Waterhouse to be the Trust's auditors. You are given the opportunity to ratify or reject this selection. The Trustees recommend that the Trust's shareholders ratify the selection of Price Waterhouse.

       (The third proposal is to be voted on only by shareholders of Tax-Free High Yield Fund)

          3 APPROVAL OR DISAPPROVAL OF AN AMENDMENT TO THE MANAGEMENT CONTRACT. The Trustees recommend that the shareholders of Putnam Tax-Free High Yield Fund approve an amendment to the Management Contract between the Trust and Putnam Investment Management, Inc. The proposed amended Management Contract is identical in all other substantive respects to the existing contract except for the proposed increase in the annual management fee payable to Putnam Management by the Fund. Based upon the net assets of Putnam Tax-Free High Yield Fund as of January 14, 1994 of $1,839,524,282, the
               effective annual management fee rate under the proposed fee schedule would be .545% as compared to .468% under the existing schedule.

               The Trustees believe that the proposed new management fee is fair and reasonable and in the best interests of the shareholders of Putnam Tax-Free High Yield Fund. If the shareholders do not approve the amendment to the Contract, the existing Management Contract will continue in effect.

Putnam: Those are the proposals. Can I clarify anything for you? If not, please read the materials carefully, complete the enclosed proxy card and return it promptly in the envelope provided.

S/H:      Thank you for the information.

Putnam:   Thank you for your time, Mr./Ms.        . Your vote is
          very important, and we look forward to receiving it soon.